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                                                                    EXHIBIT 99.1

                           LANDRY'S RESTAURANTS, INC.
                      PRESS RELEASE ISSUED APRIL 15, 2002



Monday April 15, 7:03 am Eastern Time

Press Release

SOURCE: Landry's Restaurants, Inc.

Landry's Restaurants, Inc.
('LNY'/NYSE) Reports First Quarter
2002 Revenues of $192 Million and Earnings Per Share of
$0.27, Up 59%

HOUSTON, April 15 /PRNewswire-FirstCall/ -- Landry's Restaurants, Inc. (the "Company"), the second largest operator of casual dining seafood restaurants announced its earnings for the first quarter ended March 31, 2002.

Revenues for the three months ended March 31, 2002 totaled $192.2 million, as compared to $176.0 million a year earlier. Net earnings for the quarter were $6.2 million, compared to $3.7 million reported last year. Earnings per share (diluted) for the quarter were $0.27, compared to $0.17 reported last year. Same store sales for the Company's seafood restaurants rose approximately 2.6% for the quarter.

According to Tilman J. Fertitta, Chairman, President and CEO, "Our favorable results were attributable primarily to positive same store sales at the Joe's Crab Shack concept, lower seafood commodity prices, the strong financial performance of the Rainforest Cafe restaurants, and the successful integration of the Muer's seafood restaurants acquisition." Paul S. West, Vice President - Finance and CFO added, "Seafood prices are at some of the lowest levels that we have seen in years."

The Company operated 213 restaurants at March 31, 2002 primarily under the trade names Joe's Crab Shack, Landry's Seafood House, The Crab House, Rainforest Cafe and Charley's Crab.

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainty, including without limitation, our ability to continue our expansion strategy, ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the information contained herein should not be regarded as representation by us or any other person that our objectives and plans will be achieved.

                          LANDRY'S RESTAURANTS, INC.
                   UNAUDITED CONSOLIDATED INCOME STATEMENTS
                       (000'S except per share amounts)

                                    FOR THE QUARTER ENDED  FOR THE QUARTER ENDED
                                        MARCH 31, 2002        MARCH 31, 2001

    REVENUES                          $192,170   100.0%      $175,955   100.0%
    COST OF SALES                       55,401    28.8%        52,055    29.6%
    LABOR                               55,282    28.8%        51,692    29.4%
    OTHER RESTAURANT OPERATING
      EXPENSES                          49,910    26.0%        45,302    25.7%
    RESTAURANT LEVEL PROFIT           $ 31,577    16.4%      $ 26,906    15.3%
    GENERAL & ADMINISTRATIVE             9,522     5.0%         9,035     5.1%
    PRE-OPENING COSTS                    1,282                  1,082
    DEPRECIATION & AMORTIZATION          9,886     5.1%         8,602     4.9%
    TOTAL OPERATING INCOME            $ 10,887     5.7%      $  8,187     4.7%
    OTHER EXPENSE (INCOME)               1,926                  2,825
    INCOME Before Taxes                  8,961                  5,362
    TAX PROVISION                        2,778                  1,662
    NET INCOME                        $  6,183                $ 3,700
    EARNINGS PER SHARE - (Basic)      $   0.28                $  0.17
    AVERAGE SHARES - (Basic)            22,150                 21,500
    EARNINGS PER SHARE
     - (Diluted)                      $   0.27                $  0.17
    AVERAGE SHARES - (Diluted)          23,200                 22,040
    EBITDA                            $ 20,773                $16,789
    EBITDA PER SHARE                  $   0.90                $  0.76

                          LANDRY'S RESTAURANTS, INC.
                      CONDENSED UNAUDITED BALANCE SHEETS
                   ($ in Millions except per share amounts)

                                    MARCH 31,   DEC. 31,
                                     2002(1)      2001
                                   (UNAUDITED)

    Cash & Equivalents               $ 20.1      $ 31.1
    Other Current Assets               63.8        63.0
    Total Current Assets               83.9        94.1
    Property & Equipment, Net         629.0       587.8
    Other Assets                       10.1         8.3
    Total Assets                     $723.0      $690.2
    Current Liabilities              $111.5      $100.1
    Credit Line                       186.2       175.0
    Other Non-current                  22.9        21.4
    Total Liabilities                 320.6       296.5
    Total Stockholders' Equity        402.4       393.7
    Total Liabilities & Equity       $723.0      $690.2
    Net Book Value per share         $18.07      $17.90
    ------------
    (1) Reflects preliminary purchase accounting for the acquisition of C.A. Muer, Inc.

SOURCE: Landry's Restaurants, Inc.